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                                                                EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of
Guilford Pharmaceuticals Inc.:

We consent to incorporation by reference in the registration statements (No. 33-90828, No. 333-17833, No. 333-72319 and No. 333-30814) on Form S-8 and
registration statements (No. 333-35415, No. 333-23001, No. 333-82397 and No.
333-87091) on Form S-3 of Guilford Pharmaceuticals Inc. of our reports dated February 11, 2000, relating to the consolidated balance sheets of Guilford Pharmaceuticals Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Guilford Pharmaceuticals Inc.


/s/KPMG LLP


Philadelphia, Pennsylvania
March 28, 2000